EXHIBIT 99.1

STEPAN COMPANY NAMES GREGORY E. LAWTON TO BOARD OF DIRECTORS

NORTHFIELD, Ill., April 25 — Stepan Company (NYSE: SCL), a global manufacturer of specialty and intermediate chemicals, today announced the election of Gregory E. Lawton to the Board of Directors. He succeeds Paul H. Stepan.

Lawton retired as President and Chief Executive Officer of JohnsonDiversey in February 2006, after leading JohnsonDiversey for the past seven years. Prior to joining JohnsonDiversey, Lawton was president of NuTone, Inc, a leading supplier to the home building products industry from 1994-1998. Lawton began his career with Procter & Gamble in Sales in the Soap Division in 1972 and held several positions, which included National Sales Manager - Paper Division and Vice President and General Manager within Procter & Gamble’s Paper Division prior to leaving in 1994. Lawton also currently serves as a director of General Cable (NYSE: BGC) and Superior Metals.

“Greg brings over twenty years of experience in the global consumer products and service industries to Stepan’s Board,” said F. Quinn Stepan, Chairman of Stepan Company. “His extensive knowledge of the consumer products industry will be an asset to our Board as we execute our strategy and continue to fulfill the needs of our customers throughout the world.”

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR. For more information, visit Stepan’s website at http://www.stepan.com.

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limiting foreign currency fluctuations, prospects for our foreign operations and certain global and regional economic conditions and factors detailed in Stepan Company’s Securities and Exchange Commission filings.

CONTACT:	James E. Hurlbutt – Vice President – Finance
Phone: 847-501-2164